Exhibit 21

                            Hyperdynamics Corporation
                                  Subsidiaries

Subsidiary Name             State of Incorporation   Trade Name
SCS Corporation             Delaware                 SCS Corporation
HYD Resources Corporation   Texas                    HYD Resources Corporation
GHRC                        Belize City, Belize      Inactive Corporation